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                                                                 EXHIBIT (99)(A)
              FIRST UNION CORPORATION OF VIRGINIA AND SUBSIDIARIES
                        SUMMARIZED FINANCIAL INFORMATION
     In connection with the merger of Dominion Bankshares Corporation into First
Union Corporation of Virginia ("FUNC-VA"), a wholly-owned subsidiary of First
Union Corporation (the "Corporation"), on March 1, 1993, FUNC-VA assumed, and subsequently the Corporation guaranteed, FUNC-VA's publicly held 9 5/8%
Subordinated Capital Notes Due 1999. Set forth below is summarized consolidated financial information for FUNC-VA and subsidiaries for the periods indicated.
CONSOLIDATED STATEMENTS OF INCOME DATA
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
                                                                                THREE MONTHS ENDED      SIX MONTHS ENDED
                                                                                     JUNE 30,               JUNE 30,
(IN THOUSANDS)                                                                    1995       1994       1995       1994
Net interest income..........................................................   $133,121    124,261    260,005    243,920
Income before income taxes...................................................     64,820     42,874    127,794     77,391
Net income...................................................................   $ 40,937     28,451     82,078     50,767
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CONSOLIDATED BALANCE SHEET DATA
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
                                                                                                         JUNE 30,
(IN THOUSANDS)                                                                                      1995           1994
Assets........................................................................................   $14,077,338    12,334,937
Securities available for sale.................................................................     2,128,559     2,624,555
Investment securities.........................................................................       344,177       309,395
Loans, net of unearned income.................................................................     8,715,900     7,186,922
Stockholder's equity..........................................................................   $ 1,125,418     1,202,990
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